Exhibit 3.2

STATE OF DELAWARE CERTIFICATE OF LIMITED PARTNERSHIP

●	The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, do hereby certify as follows:
●	First: The name of the limited partnership is

IIP-CA 6 LP

.

●	Second: The address of its registered office in the State of Delaware is

1209 Orange Street

Zip code 19801

in the city of Wilmington.

. The name of the Registered Agent at such address is

The Corporation Trust Company.

●	Third: The name and mailing address of each general partner is as follows:

IIP-GP LLC

c/o Innovative Industrial Properties, Inc. 11440 West Bernardo Court, Suite 100

San Diego, CA 92127

●	In Witness Whereof, the undersigned has executed this Certificate of Limited

Partnership as of 26th

day of

August, 2021

By: /s/ Brian Wolfe  General Partner

Name:

Brian Wolfe, General Counsel of IIP-GP LLC

(type or print name)